Exhibit (a)(1)(A)

EDISON INTERNATIONAL

OFFERS TO PURCHASE

5.00% FIXED-RATE RESET CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B AND

5.375% FIXED-RATE RESET CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

FOR A MAXIMUM AGGREGATE PURCHASE PRICE IN CASH

OF UP TO $750 MILLION

THE OFFERS (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON NOVEMBER 8, 2023, UNLESS EDISON INTERNATIONAL EXTENDS OR EARLIER TERMINATES THE OFFERS (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED WITH RESPECT TO THE OFFERS, THE “EXPIRATION DATE”).

Edison International, a California corporation (the “Company,” “we,” “our” and “us”), hereby offers to purchase its outstanding 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock” and such offer, the “Series B Offer”) and its 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” and, together with the Series B Preferred Stock, the “Securities” and such offer, the “Series A Offer” and, together with the Series B Offer, the “Offers” and each, an “Offer”) for a maximum aggregate purchase price in cash of up to $750 million (the “Maximum Aggregate Purchase Price”), plus Accrued Dividends, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with this Offer to Purchase, constitutes the Offers).

Series of Securities	CUSIP/ISIN No.	Acceptance Priority Level	Liquidation Preference Per Share	Aggregate Liquidation Preference Outstanding	Offer Price
5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B	281020AT4 / US281020AT41	1	$1,000	$750,000,000	$895 per $1,000 liquidation preference
5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A	281020AS6 / US281020AS67	2	$1,000	$1,250,000,000	$915 per $1,000 liquidation preference

The consideration for the Securities tendered and accepted for purchase will equal $895 per $1,000 liquidation preference of Series B Preferred Stock pursuant to the Series B Offer (the “Series B Offer Price”) and $915 per $1,000 liquidation preference of Series A Preferred Stock pursuant to the Series A Offer (the “Series A Offer Price” and, together with the Series B Offer Price, the “Offer Price”), plus, in each case, Accrued Dividends. As used in this Offer to Purchase, “Accrued Dividends” means, for each $1,000 liquidation preference of Securities, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the Settlement Date (as defined herein), assuming for the purposes of the Offers that a dividend for such Security had in fact been declared during such period.

If the aggregate purchase price for Securities that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Tendered Purchase Price”) exceeds the Maximum Aggregate Purchase Price, we will accept for purchase that number of shares of Series A Preferred Stock ($1,000 liquidation preference per share) validly tendered and not withdrawn, having an aggregate price (the “Series A Purchase Price”) which, when added to the aggregate price (the “Series B Purchase Price”) of shares of Series B Preferred Stock ($1,000 liquidation preference per share) validly tendered and not withdrawn, does not cause the aggregate purchase price for the Securities validly tendered, not withdrawn and accepted for purchase (the “Total Purchase Price”) to exceed the Maximum Aggregate Purchase Price. In that event, the Series A Preferred Stock that will be accepted for purchase will be subject to proration, as described in this Offer to Purchase. For additional information with respect to proration, see Section 1.

The Company’s acceptance of any Securities validly tendered will be subject to the acceptance priority levels noted in the table above (the “Acceptance Priority Levels”). The Series B Offer has been assigned an Acceptance Priority Level of 1 and the Series A Offer an Acceptance Priority Level of 2. Accordingly, all Securities validly tendered in the Series B Offer will be accepted for purchase before any validly tendered Securities of the Series A Offer are accepted.

Notwithstanding any other provision of the Offers, the Company’s obligation to accept for purchase, and to pay for, any Securities validly tendered (and not validly withdrawn) is conditioned upon the valid tendering of Securities that would result in a Total Purchase Price of at least $300 million (the “Minimum Tender Condition”) and the satisfaction of the General Conditions (as defined herein). The conditions to the Offers are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offers, including the Minimum Tender Condition, prior to the Expiration Date. See Section 6, which sets forth in full the conditions to the Offers.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFERS. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE OFFERS.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offers other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to Barclays Capital Inc., Citigroup Global Markets Inc. or Mizuho Securities USA LLC (the “Dealer Managers”) for the Offers, or Global Bondholder Services Corporation, the information agent (the “Information Agent”) for the Offers, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Company will pay registered brokers and dealers in the United States that process tenders into the Offers from DTC participants and persons resident in the United States (the “Retail Processing Dealers”) retail processing fees. Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of the Securities will be eligible to receive a fee (the “Retail Processing Fee”) from the Company equal to $2.50 per $1,000 liquidation preference validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company after proration, except for any Securities tendered by a Retail Processing Dealer for its own account. The Retail Processing Fee will only be paid to each Retail Processing Dealer in respect of beneficial owners submitting Series B Preferred Stock or Series A Preferred Stock equaling an aggregate liquidation preference amount of $250,000 or less. See Section 16.

The Dealer Managers for the Offers are:

Barclays	Citigroup	Mizuho

The date of this Offer to Purchase is October 11, 2023

IMPORTANT

The principal purpose of the Offers is to reduce our future dividend payments. The Company intends to pay the consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith, with cash on hand, proceeds of debt issuances, which may include commercial paper and junior subordinated notes, or a combination of the foregoing. In any case, the Company intends to replace the equity content of any repurchased securities. The Offers have certain conditions, including the Minimum Tender Condition, and no assurance can be given that these conditions will be satisfied. See Section 6.

All of the Securities are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of applicable Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of either of the Offers and send an agent’s message (as hereinafter defined) to Global Bondholder Services Corporation, the tender agent for the Offers (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the applicable Offer and agree to be bound by the terms of that Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account. If your Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Securities. See Section 3.

Holders desiring to tender their Securities before 5:00 p.m., New York City time, on the business day before the Expiration Date should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Any holder wishing to tender Securities after 5:00 p.m., New York City time, on the business day before the Expiration Date must (i) contact the Information and Tender Agent in order to complete, medallion stamp and sign a letter of transmittal (or a facsimile thereof) in accordance with the instructions set forth therein and mail or deliver such manually signed letter of transmittal (or such manually signed facsimile thereof) prior to the Expiration Date and (ii) cause the Securities to be delivered through DTC’s Deposit/Withdrawn at Custodian (“DWAC”) prior to 10:00 a.m. on the day of the Expiration Date. There are significant risks to holders attempting to tender Securities after 5:00 p.m., New York City time, on the business day before the Expiration Date and prior to 8:00 a.m. on the Expiration Date. Such risks include (i) the difficulty in obtaining a medallion stamp during non-business hours and (ii) the difficulty in contacting the holder’s custodian to cause delivery through DWAC. Holders attempting to tender Securities during such time period assume such risks.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

The Company has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Securities in the Offers. The Company has not authorized any person to give any information or to make any representation in connection with the Offers other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by the Company, the Information Agent or the Dealer Managers. The Company’s Board of Directors has approved the Offers. However, you must make your own decision whether to tender your Securities and, if so, how many.

i

The Company is not making the Offers to (nor will it accept any tender of Securities from or on behalf of) holders of Securities in any jurisdiction in which the making of the Offers or the acceptance of any tender of Securities would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Company may, at its discretion, take such action as the Company may deem necessary for it to make the Offers in any such jurisdiction and extend the Offers to holders of Securities in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This Offer to Purchase and the documents it incorporates by reference contain “forward-looking statements.” Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this Offer to Purchase and elsewhere in this Offer to Purchase and the documents it incorporates by reference, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us and our subsidiaries, include, but are not limited to:

•

the ability of Southern California Edison Company (“SCE”) to recover its costs through regulated rates, including uninsured wildfire-related and debris flow-related costs, costs incurred to mitigate the risk of utility equipment causing future wildfires, costs incurred as a result of the COVID-19 pandemic, and increased costs due to supply chain constraints, inflation and rising interest rates;

•	the ability of SCE to implement its Wildfire Mitigation Plan and capital program;

•

risks of regulatory or legislative restrictions that would limit SCE’s ability to implement its operational measures to mitigate wildfire risk, including Public Safety Power Shutoff Program (“PSPS”) and fast curve settings, when conditions warrant or would otherwise limit our operational practices relative to wildfire risk mitigation;

•	risks associated with SCE implementing PSPS, including regulatory fines and penalties, claims for damages and reputational harm;

•	SCE’s ability to maintain a valid safety certification, which is required to benefit from certain provisions of California Assembly Bill 1054 (“AB 1054”);

•

extreme weather-related incidents (including events caused, or exacerbated, by climate change, such as wildfires, debris flows, flooding, droughts, high wind events and extreme heat events) and other natural disasters (such as earthquakes), which could cause, among other things, public safety issues, property damage, rotating outages, and other operational issues (such as issues due to damaged infrastructure), PSPS activations and unanticipated costs;

•

risks that AB 1054 does not effectively mitigate the significant exposure faced by California investor-owned utilities related to liability for damages arising from catastrophic wildfires where utility facilities are alleged to be a substantial cause, including the longevity of the Wildfire Insurance Fund, and the California Public Utilities Commission’s (“CPUC”) interpretation of and actions under AB 1054, including its interpretation of the prudency standard clarified by AB 1054;

•	our ability to effectively attract, manage, develop and retain a skilled workforce, including contract workers;

•

decisions and other actions by the CPUC, the Office of Energy Infrastructure Safety, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and other governmental authorities, including decisions and actions related to nationwide or statewide crisis, determinations of authorized rates of return or return on equity, issuance of SCE’s wildfire safety certification, wildfire mitigation efforts, approval and implementation of electrification programs, and delays in executive, regulatory and legislative actions;

•	cost and availability of labor, equipment and materials, including as a result of supply chain constraints and inflation;

•	our ability to borrow funds and access the bank and capital markets on reasonable terms;

•

risks associated with the decommissioning of the San Onofre Nuclear Generating Station, including those related to worker and public safety, public opposition, permitting, governmental approvals, on-site storage of spent nuclear fuel and other radioactive material, delays, contractual disputes, contractor performance, and cost overruns;

•

our ability to obtain sufficient insurance at a reasonable cost, including insurance relating to our wildfire-related claims, and to recover the costs of such insurance or, in the event liabilities exceed insured amounts, the ability to recover uninsured losses (including amounts paid for self-insured retention and co-insurance) from customers or other parties;

•

pandemics, such as COVID-19, and other events that cause regional, statewide, national or global disruption, which could impact, among other things, our business, operations, cash flows, liquidity and/or financial results and cause us to incur unanticipated costs;

•	physical security of our critical assets and personnel and the cybersecurity of our critical information technology systems for grid control, and business, employee and customer data;

•

risks associated with cost allocation, resulting in higher rates for utility bundled service customers because of possible customer bypass or departure for other electricity providers such as Community Choice Aggregators, which are cities, counties, and certain other public agencies with the authority to generate and/ or purchase electricity for their local residents and businesses, and electric service providers;

•

risks inherent in SCE’s capital investment program, including those related to project site identification, public opposition, environmental mitigation, construction, permitting, contractor performance, availability of labor, equipment and materials, weather, changes in the California Independent System Operator’s (“CAISO”) transmission plans, and governmental approvals;

•

risks associated with the operation of electrical facilities, including worker and public safety issues, the risk of utility assets causing or contributing to wildfires, failure, availability, efficiency, and output of equipment and facilities, and availability and cost of spare parts;

•	actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative watch or negative outlook;

•

changes in tax laws and regulations, at both the state and federal levels, or changes in the application of those laws, that could affect recorded deferred tax assets and liabilities, effective tax rates, and cash flow;

•	changes in future taxable income, or changes in tax law, that would limit our realization of expected net operating loss and tax credit carryover benefits prior to expiration;

•	changes in the fair value of investments and other assets;

•	changes in interest rates and potential adjustments to SCE’s ROE based on changes in Moody’s utility bond rate index;

•	changes in rates of inflation (including whether inflation-related adjustments to SCE’s authorized revenues allowed by the public utility regulators are commensurate with inflation rates);

•

governmental, statutory, regulatory or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market adopted by the North American Electric Reliability Corporation, CAISO, Western Electricity Coordinating Council, and similar regulatory bodies in adjoining regions, and changes in the United States’ and California’s environmental priorities that lessen the importance placed on greenhouse gas reduction and other climate-related priorities;

v

•

availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets and/or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations;

•

potential for penalties or disallowance for non-compliance with applicable laws and regulations, including fines, penalties and disallowances related to wildfires where SCE’s equipment is alleged to be associated with ignition; and

•

cost of fuel for generating facilities and related transportation, which could be impacted by, among other things, disruption of natural gas storage facilities, to the extent not recovered through regulated rate cost escalation provisions or balancing accounts.

Additional information about risks and uncertainties that could cause results to differ from those currently expected or that otherwise could impact us, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, and our other filings with the SEC filed subsequent to that date. Forward-looking statements speak only as of the date they are made.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but it does not describe all of the details of the Offers to the same extent described in this Offer to Purchase. You should read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offers. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

The Offeror	The Offers are being made by Edison International, a California corporation incorporated in 1987 as the parent holding company of SCE, a California public utility incorporated in 1909. The Company’s principal executive offices are located at 2244 Walnut Grove Avenue, P.O. Box 976, Rosemead, California 91770, and Edison International’s telephone number is (626) 302-2222.

Terms of the Offers	We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, the Securities having a Total Purchase Price not to exceed the Maximum Aggregate Purchase Price. If the Total Tendered Purchase Price for the Securities exceeds the Maximum Aggregate Purchase Price, we will accept for purchase that number of shares of Series A Preferred Stock validly tendered and not withdrawn having a Series A Purchase Price, which, when added to the Series B Purchase Price of the shares of Series B Preferred Stock validly tendered and not withdrawn, does not exceed the Maximum Aggregate Purchase Price. In that event, the Series A Preferred Stock that will be accepted for purchase will be subject to proration, as described in this Offer to Purchase.

At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the Offers or whether acceptance of all validly tendered and not properly withdrawn Series A Preferred Stock would result in the Total Purchase Price exceeding the Maximum Aggregate Purchase Price. As a result, you will not know whether we will be able to accept for purchase in full your validly tendered and not properly withdrawn Securities at the time you tender those securities.

The consideration for each Security tendered and accepted for purchase pursuant to the Offers will be the Offer Price, plus Accrued Dividends up to, but not including, the Settlement Date (as defined herein).

Acceptance Priority Levels	All Securities validly tendered in the Offers for Series B Preferred Stock, having a higher Acceptance Priority Level of 1, will be accepted for purchase before any validly tendered Securities of Series A Preferred Stock, having a lower Acceptance Priority Level of 2, are accepted.

Proration

If proration of any of the Series A Preferred Stock is required, due to our inability to accept for purchase all Series A Preferred Stock validly tendered and not properly withdrawn prior to the Expiration

Date without exceeding the Maximum Aggregate Purchase Price, the Company or the Tender Agent will determine the final proration factor as soon as practicable after the Expiration Date, and we will announce the results of proration by press release. The proration factor for the Series A Preferred Stock will be calculated by dividing the Maximum Aggregate Purchase Price available for purchase of the Series A Preferred Stock, after accounting for the Series B Purchase Price of the Series B Preferred Stock, by the Total Purchase Price for the Series A Preferred Stock. Each holder’s tender will be multiplied by the applicable proration factor, with the resulting product rounded down to the nearest $1,000 liquidation preference.

Source and Amount of Funds	The Company intends to pay the consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith, with cash on hand, proceeds of debt issuances, which may include commercial paper and junior subordinated notes, or a combination of the foregoing. In any case, the Company intends to replace the equity content of any repurchased securities. If the Offers are fully subscribed, the Company will pay the Maximum Aggregate Purchase Price, to purchase the Securities, excluding fees and expenses of the Company.

Time to Tender	You may tender Securities until the Offers expire.

The Offers will expire on November 8, 2023 at 8:00 A.M., New York City time, unless the Company extends or earlier terminates either of the Offers (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”). See Section 1.

The Company may choose to extend the Offers for any reason, subject to applicable laws. The Company cannot assure you that it will extend either of the Offers or, if it does, the length of any extension that it may provide. See Section 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it may have an earlier deadline for you to act to instruct it to accept either of the Offers on your behalf. You should contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Extension, Amendment, and Termination of the Offers	The Company reserves the right to extend or amend either of the Offers. If the Company extends either of the Offers, it will delay the acceptance of any Securities subject to that Offer that have been tendered. The Company reserves the right to terminate the Offers under certain circumstances. See Section 6 and Section 15.

The Company will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date if it decides to extend either of the Offers. The Company will announce any amendment to the Offers by making a public announcement of the amendment. See Section 15.

Purpose of the Offers	The principal purpose of the Offers is to reduce our future dividend payments.

Conditions of the Offers	Notwithstanding any other provision of the Offers, the Company’s obligation to accept for purchase, and to pay for, any Securities validly tendered (and not validly withdrawn) is subject to satisfaction of the Minimum Tender Condition and the General Conditions (as defined herein). The conditions to the Offers are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offers, including Minimum Tender Condition, prior to the Expiration Date. See Section 6, which sets forth in full the conditions to the Offers.

Procedures for Tendering Securities	The Offers will expire on the Expiration Date, which is November 8, 2023 at 8:00 A.M. New York City time, unless the Company extends or earlier terminates either of the Offers. To tender your Securities prior to the Expiration Date of the Offers, you must electronically transmit your acceptance of the applicable Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the applicable Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the applicable Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that the Company will not purchase your Securities in the Offers unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it may have an earlier deadline for you to act to instruct it to accept either of the Offers on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

Any holder wishing to tender Securities after 5:00 p.m., New York City time, on the business day before the Expiration Date must (i) contact the Information and Tender Agent in order to complete, medallion stamp and sign a letter of transmittal (or a facsimile thereof) in accordance with the instructions set forth therein and mail or deliver such manually signed letter of transmittal (or such manually signed facsimile thereof) prior to the Expiration Date and (ii) cause the Securities to be delivered through DTC’s Deposit/Withdrawn at Custodian (“DWAC”) prior to 10:00 a.m. on the day of the Expiration Date. There are significant risks to holders attempting to tender Securities after 5:00 p.m., New York City time, on the business day before the Expiration Date and prior to 8:00 a.m. on the Expiration Date. Such risks include (i) the difficulty in obtaining a medallion stamp during non-business hours and (ii) the difficulty in contacting the holder’s custodian to cause delivery through DWAC. Holders attempting to tender Securities during such time period assume such risks.

Securities may be tendered and accepted for payment only in amounts equal to $1,000 liquidation preference per share and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Securities must continue to hold their Securities in an amount equal to at least $1,000 liquidation preference per share.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

Withdrawal Rights	You may withdraw any Securities you have tendered at any time before the Expiration Date, which will occur on November 8, 2023 at 8:00 A.M., New York City time, unless the Company extends or earlier terminates either of the Offers. The Company cannot assure you that it will extend either of the Offers or, if it does, of the length of any extension it may provide. See Section 4.

Withdrawal Procedure	You must deliver on a timely basis prior to the Expiration Date a written notice of your withdrawal, or a properly transmitted “Request Message” through ATOP, to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the series/class, the number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

No Recommendation as to Whether to Tender	The Board of Directors of the Company has approved the Offers. However, neither the Company nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your Securities. See Section 18.

Untendered or Unpurchased Securities

Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offers will remain outstanding. We have no obligation to accept Securities that are not validly tendered before the Expiration Date. If the Offers are consummated, then the number of shares of the

Securities that remain outstanding will be reduced. This may adversely affect the liquidity of and/or increase the volatility in any market for the Securities that remain outstanding after consummation of the Offers. See Section 11.

Listing	The Securities are not listed on any securities exchange or included in any automated dealer quotation system.

Appraisal Rights	You will have no appraisal rights in connection with the Offers.

Time of Payment	The Company will pay the purchase price to you plus Accrued Dividends in cash for the Securities it purchases promptly after the Expiration Date and the acceptance of the Securities for purchase. We refer to the date on which such payment is made as the “Settlement Date.” The Company expects the Settlement Date to promptly follow the Expiration Date. See Section 5.

Payment of Brokerage Commissions	If you are a registered holder of Securities and you tender your Securities directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Securities through a broker, dealer, commercial bank, trust company or other nominee, you should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

Retail Processing Fee	The Company will pay the Retail Processing Dealers the Retail Processing Fees described in Section 16.

U.S. Federal Income Tax Consequences	The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Securities, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Securities. See Section 13 for a more detailed discussion.

Holders of the Securities should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offers, including the applicability and effect of any state, local or non-U.S. tax laws.

Payment of Stock Transfer Tax	If you are the registered holder and you instruct the Tender Agent to make the payment for the Securities directly to you, then generally you will not incur any stock transfer tax. See Section 5.

Dealer Managers	The Dealer Managers are Barclays Capital Inc., Citigroup Global Markets Inc. and Mizuho Securities USA LLC. See Section 16.

The Company will pay the Dealer Manager fees as described in Section 16.

Information and Tender Agent	The Information and Tender Agent is Global Bondholder Services Corporation. See Section 16.

Further Information	You may call the Dealer Managers with questions regarding the terms of the Offers or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offers.

CERTAIN SIGNIFICANT CONSIDERATIONS

We have not obtained a third-party determination that the Offers are fair to holders of the Securities.

None of us, the Dealer Managers, the Tender Agent, or the Information Agent makes any recommendation as to whether you should tender your Securities in the Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Securities for purposes of negotiating the Offers or preparing a report concerning the fairness of the Offers. You must make your own independent decision regarding your participation in the Offers.

We may not accept all of the Securities tendered in the Offers.

Depending on the amount and Acceptance Priority Level of Securities tendered in the Offers, we may not accept all of the Securities tendered in the Offers. Further, we may have to prorate the Securities that we accept in the Offers. Any Securities not accepted will be returned to tendering holders promptly after expiration. See Section 1 and Section 5.

We will accept Securities tendered according to their Acceptance Priority Level.

All Securities validly tendered in the Offers for Series B Preferred Stock, having a higher Acceptance Priority Level of 1, will be accepted for purchase before any validly tendered Securities of Series A Preferred Stock, having a lower Acceptance Priority Level of 2, are accepted.

If the Offers are successful, there may no longer be a trading market for the Securities, or there may be a limited trading market for the Securities and the market price for the Securities may be depressed.

Depending on the amount of Securities that are tendered and accepted in the Offers, the trading market for the Securities that remain outstanding after the Offers may be more limited. A reduced trading volume for the Securities may decrease the price and increase the volatility of the trading price of the Securities that remain outstanding following the completion of the Offers.

Holders whose Securities are purchased in the Offers will no longer receive future dividends on the Securities.

If you tender your Securities, you will no longer receive any future dividend payments that are paid on the Securities.

THE OFFERS

Section 1 Aggregate Cash Price for Tendered Securities.

General. We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, Securities having a Total Purchase Price not to exceed the Maximum Aggregate Purchase Price. If the Total Tendered Purchase Price for the Securities exceeds the Maximum Aggregate Purchase Price, we will accept for purchase that number of shares of Series A Preferred Stock validly tendered and not withdrawn having a Series A Purchase Price7, which, when added to the Series B Purchase Price of the shares of Series B Preferred Stock validly tendered and not withdrawn, does not exceed the Maximum Aggregate Purchase Price. In that event, the Series A Preferred Stock that will be accepted will be subject to proration, as described in this Section 1.

If you elect to participate in either of the Offers, you may tender a portion of or all of the Securities you hold, although we may not be able to accept for purchase all such Securities you tender. At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the Offers or whether acceptance of all validly tendered and not properly withdrawn Series A Preferred Stock would exceed the Maximum Aggregate Purchase Price. As a result, you will not know whether we will be able to accept for purchase in full your validly tendered and not properly withdrawn Securities at the time you tender those securities.

The consideration for the Securities tendered and accepted for purchase pursuant to the Offers will be the applicable Offer Price, plus Accrued Dividends.

Proration. If the Total Tendered Purchase Price for the Series A Preferred Stock exceeds the Maximum Aggregate Purchase Price, we will accept for purchase that number of shares of Series A Preferred Stock the aggregate price of which does not exceed the Maximum Aggregate Purchase Price. In that event, the Series A Preferred Stock that will be accepted for purchase will be subject to proration, as described in this Offer to Purchase.

If proration of any of the Series A Preferred Stock is required, due to our inability to accept for purchase all Series A Preferred Stock validly tendered and not properly withdrawn prior to the Expiration Date without exceeding the Maximum Aggregate Purchase Price, the Company or the Tender Agent will determine the final proration factor as soon as practicable after the Expiration Date, and we will announce the results of proration by press release. The proration factor for the Series A Preferred Stock will be calculated by dividing the Maximum Aggregate Purchase Price available for purchase of the Series A Preferred Stock, after accounting for the Series B Purchase Price of the Series B Preferred Stock, by the Total Purchase Price for the Series A Preferred Stock. Each holder’s tender will be multiplied by the applicable proration factor, with the resulting product rounded down to the nearest $1,000 liquidation preference.

Until the expiration of at least ten business days after the Expiration Date or the date we otherwise terminate the Offers, neither we nor any of our affiliates will make any purchases of the Securities other than pursuant to the Offers.

Acceptance Priority Levels. All Securities validly tendered in the Offers for Series B Preferred Stock, having a higher Acceptance Priority Level of 1, will be accepted for purchase before any validly tendered Securities of Series A Preferred Stock, having a lower Acceptance Priority Level of 2, are accepted.

Expiration Date. The term “Expiration Date” for either Offer means November 8, 2023 at 8:00 A.M., New York City time, unless and until the Company shall have extended the period of time during which an Offer will remain open, in which event, the term Expiration Date shall refer to the latest time and date at which such Offer, as so extended by the Company, shall expire. The Company will pay for all properly tendered and not properly withdrawn Securities that are accepted for purchase promptly after the Expiration Date. If the Company materially changes the Offers or information concerning the Offers, it will extend the Offers to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If the Company increases or decreases the price to be paid for the Securities, the Retail Processing Fee for the Securities, or the Maximum Aggregate Purchase Price that it may purchase in the Offers (except that we may purchase an additional 2% of the outstanding Series B Preferred Stock or Series A Preferred Stock without extending the applicable Offer in accordance with Rule 13e-4(f)), then the Offers must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

Notwithstanding any other provision of the Offers, the Company’s obligation to accept for purchase, and to pay for, any Securities validly tendered (and not validly withdrawn) is subject to satisfaction of the Minimum Tender Condition and the General Conditions (as defined herein). The conditions to the Offers are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offers, including the Minimum Tender Condition, prior to the Expiration Date. See Section 6, which sets forth in full the conditions to the Offers.

This Offer to Purchase and the Letter of Transmittal will be provided to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

Section 2 Purpose of the Offers.

The Offers. The principal purpose of the Offers is to reduce our future dividend payments.

General. The Company’s Board of Directors has approved the Offers. However, neither the Company nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. Holders of Securities should carefully evaluate all information in the Offers, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Securities, and, if so, how many Securities to tender.

The Company will retire the Securities it acquires pursuant to the Offers.

Section 3 Procedures for Tendering the Securities.

All of the Securities are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of the applicable Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the applicable Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the applicable Offer and agree to be bound by the terms of that Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account.

Holders desiring to tender their Securities before 5:00 p.m., New York City time, on the business day before the Expiration Date should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Any holder wishing to tender Securities after 5:00 p.m., New York City time, on the business day before the Expiration Date must (i) contact the Information and Tender Agent in order to complete, medallion stamp and sign a letter of transmittal (or a facsimile thereof) in accordance with the instructions set forth therein and mail or deliver such manually signed letter of transmittal (or such manually signed facsimile thereof) prior to the Expiration Date and (ii) cause the Securities to be delivered through DTC’s Deposit/Withdrawn at Custodian (“DWAC”) prior to 10:00 a.m. on the day of the Expiration Date. There are significant risks to holders attempting to tender Securities after 5:00 p.m., New York City time, on the business day before the Expiration Date and prior to 8:00 a.m. on the Expiration Date. Such risks include (i) the difficulty in obtaining a medallion stamp during non-business hours and (ii) the difficulty in contacting the holder’s custodian to cause delivery through DWAC. Holders attempting to tender Securities during such time period assume such risks.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it may have an earlier deadline for you to act to instruct it to accept either of the Offers on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

Investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees should consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Securities through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

Securities may be tendered and accepted for payment only in amounts equal to $1,000 liquidation preference per share and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Securities must continue to hold their Securities in an amount equal to at least $1,000 liquidation preference per share.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Securities) of the Securities tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•

the Securities are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this section.

The Company will make payment for Securities tendered and accepted for purchase in the Offers only after the Tender Agent receives a timely confirmation of the book-entry transfer of the Securities into the Tender Agent’s account at DTC, or an agent’s message, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish an account with respect to the Securities for purposes of the Offers at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Securities by causing DTC to transfer Securities into the Tender Agent’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Securities into the Tender Agent’s account at DTC, such deposit must be accompanied by a message that has been transmitted to the Tender Agent through the facilities of DTC or “agent’s message,” or a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address set forth on the back page of this Offer to Purchase before the Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of Securities. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

Appraisal Rights. You will have no appraisal rights in connection with the Offers.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder of the Securities or other payee pursuant to the Offers will be withheld and remitted to the U.S. Treasury, unless the holder of the Securities or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Securities or other payee is exempt from backup withholding, or such holder of the Securities or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the holder of the Securities or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Securities (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. Exempt U.S. Holders should indicate their exempt status on the IRS Form W-9 included as part of the Letter of Transmittal. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the Securities generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that Non-U.S. Holder’s non-U.S. status. Tendering holders of the Securities can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE SECURITIES PURCHASED PURSUANT TO THE OFFERS, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Securities are tendered on behalf of the holder of Securities by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Securities to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of material U.S. federal income tax consequences to tendering holders of the Securities, see Section 13.

Return of Withdrawn Securities. In the event of proper withdrawal of tendered Securities, the Tender Agent will credit the Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.

Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and the Company’s interpretation of the terms of the Offers will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; The Company’s Acceptance Constitutes an Agreement. A tender of Securities under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the applicable Offer, as well as the tendering holder’s representation and warranty to the Company that (i) such holder of Securities has the full power and authority to tender, sell, assign and transfer the tendered Securities and (ii) when the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

The Company’s acceptance for purchase of Securities tendered under the Offers will constitute a binding agreement between the tendering holder of Securities and the Company upon the terms and conditions of the Offers.

Section 4 Withdrawal Rights.

Holders of Securities may withdraw Securities tendered into the Offers at any time prior to the Expiration Date. Holders of Securities may also withdraw their Securities if the Company has not accepted the Securities for purchase after the expiration of forty business days from the commencement of the Offers.

For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Date, a written notice of withdrawal, or a properly transmitted “Request Message” through ATOP, at the Tender Agent’s address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of the Securities, the series and number of Securities that the holder of Securities wishes to withdraw and the name of the registered holder of the Securities.

Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Securities and must otherwise comply with DTC’s procedures. The Company will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. None of the Company, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Securities may not rescind a withdrawal and any Securities that a holder of Securities properly withdraws will not be properly tendered for purposes of the Offers, unless the holder of Securities properly retenders the withdrawn Securities before the Expiration Date by following one of the procedures described in Section 3.

Section 5 Purchase of Securities and Payment of Purchase Price.

Subject to the conditions of the Offers, on the Settlement Date, we will accept for purchase the maximum number of validly tendered and not properly withdrawn Securities that does not result in our purchasing a number of shares of the Securities resulting in an aggregate purchase price in excess of the Maximum Aggregate Purchase Price, subject to proration and the Acceptance Priority Levels as described above in Section 1. We expect the Settlement Date to promptly follow the Expiration Date, unless extended pursuant to the Offers.

For purposes of the Offers, the Company will be deemed to have accepted for purchase, and therefore purchased, Securities that are validly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under the Offers.

The Company will pay for Securities that it purchases under the Offers by depositing the Total Purchase Price plus Accrued Dividends for such Securities with DTC, which will act as agent for tendering holders for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Securities.

The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Securities purchased under the Offers. If, however, payment of the purchase price is to be made to any person other than the registered holder, or tendered Securities are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

If the Offers expire or terminate and any of the Securities have not been accepted for purchase by us following the expiration or termination of the Offers, the holder of Securities that were not accepted for purchase will continue to own those Securities. The Tender Agent will credit those Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.

Section 6 Conditions of the Offers.

Notwithstanding any other provision of the Offers, the Company will not be required to accept for purchase, purchase or pay for any Securities tendered, and may terminate or amend the Offers or may postpone the acceptance for purchase of, or the purchase of and the payment for Securities tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date (i) the Minimum Tender Condition shall not have been satisfied and/or (ii) any of the following events (the “General Conditions”) shall have occurred (or shall have been reasonably determined by the Company to have occurred):

•

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offers, the acquisition of some or all of the Securities under the Offers or otherwise relates in any manner to the Offers or is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offers or materially impair the contemplated benefits to the Company of the Offers;

•

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offers or the Company or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in the Company’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for purchase of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit completion of the Offers; or

•	delay or restrict the ability of the Company, or render the Company unable, to accept for purchase or pay for some or all of the Securities; or

•

a decrease of more than 5% in the value of Standard & Poor’s 500 as of the close of trading on any business day during the offer compared to the close of trading on October 10, 2023 shall have occurred;

•

a decrease of more than 2% in the value of ICE Exchange Listed Preferred & Hybrid Securities Index as of the close of trading on any business day during the offer compared to the close of trading on October 10, 2023 shall have occurred;

•

any increase or decrease of more than 25 basis points in the bid-side yield of the 4.625% US Treasury Note due September 30, 2028 calculated in accordance with standard market practice, as of 5:00 pm New York City time on any business day during the offer, as reported by Bloomberg on page PX1 compared to such yield as of 5:00 pm New York City time, calculated in the same manner, on October 10, 2023 shall have occurred;

•	in the Company’s reasonable judgment, there has occurred any of the following:

•

any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits or prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any change in tax law that would materially change the tax consequences of the Offers; or

•

any change in each case, which is reasonably likely to have a material adverse effect on the Company or an the Company’s ability to complete the Offers; or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole.

The “Minimum Tender Condition” refers to the minimum tender of such amount of validly tendered Securities that would result in a Total Purchase Price of at least $300 million. There can be no assurance that Securities will be validly tendered (and not withdrawn) in an amount sufficient to satisfy the Minimum Tender Condition.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its reasonable discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the foregoing, in the event that one or more events described above occurs before the Expiration Date, the Company will promptly notify the holders of Securities of the Company’s determination as to whether to (i) waive or modify, in whole or in part, the condition and continue the Offers or (ii) terminate the Offers. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction.

Section 7 Historical Price Range of the Securities.

The Securities are not listed on any securities exchange or in any automated quotation system. Therefore, no trading market for the Securities has been established and no price history is available.

Section 8 Source and Amount of Funds.

The Company intends to pay the consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith, with cash on hand, proceeds of debt issuances, which may include commercial paper and junior subordinated notes, or a combination of the foregoing. In any case, the Company intends to replace the equity content of any repurchased securities. If the Offers are fully subscribed, the Company will pay the Maximum Aggregate Purchase Price, excluding fees and expenses of the Company, to purchase the Securities.

Section 9 Certain Information Concerning the Company.

Edison International is the parent holding company of SCE, a California public utility. Edison International also owns or holds interests in companies that are competitive businesses related to the generation or use of electricity. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

Additional Information. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can access the documents we file electronically with the Securities and Exchange Commission from the website http://www.sec.gov.

You may also review reports, proxy statements and other information about Edison International at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on our web site at http://www.edison.com. Except for the documents specifically incorporated by reference into this Offer to Purchase, information contained on Edison International’s web site or that can be accessed through its web site does not constitute part of this Offer to Purchase.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Offer to Purchase, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This Offer to Purchase incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Edison International.

•	Our Annual Report on Form 10-K for the year ended December 31, 2022.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2023.

•	Our Current Reports on Form 8-K filed March 6, March 13, April 28, May 12 (Item 8.01 only), May 15, July 26 and August 23, 2023.

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 17, 2023.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

The Company anticipates filing its Quarterly Report on Form 10-Q on or about November 1, 2023, which you are advised to review when filed.

Certain Financial Information. The Company incorporates by reference the financial statements and notes thereto included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 23, 2022 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on July 27, 2023.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this Offer to Purchase has been provided. You may request a copy of these filings by writing or calling us at:

Edison International

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-4008Newark, Delaware, 19713

(302) 451-0200

Section 10	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities.

As of the date hereof, the Company had 750,000 shares of Series B Preferred Stock and 1,250,000 shares of Series A Preferred Stock outstanding.

Neither the Company nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of the Company, beneficially owns any of the Securities.

Based on the Company’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Company nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of the Company’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Securities during the sixty days prior to October 11, 2023.

The Company entered into a Transfer Agency Services Agreement, dated December 2, 2011, between the Company and Equiniti Trust Company LLC. The terms of the Securities are governed by (i) the Certificate of Restated Articles of Incorporation of Edison International, effective December 19, 2006 (including, for each of the Series B Preferred Stock and Series A Preferred Stock respectively, the Certificate of Determination of Preferences of 5.00% Fixed-Rate Reset Cumulative Perpetual Stock, Series B of Edison International and Determination of Preferences of 5.375% Fixed-Rate Reset Cumulative Perpetual Stock, Series A of Edison International) and (ii) the Bylaws of Edison International, as amended effective, December 8, 2022.

Except as otherwise described in this Offer to Purchase, neither the Company nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offers or with respect to any of the Securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11 Effects of the Offers on the Market for the Securities.

All shares of the Securities purchased by the Company in the Offers will be retired and will return to the status of authorized but unissued shares of its preferred stock.

Depending on the amount of Securities that are accepted in the Offers, any trading market for the Securities that remain outstanding after the Offers may be more limited. A reduced trading volume for the Securities may decrease the price and increase the volatility of the trading price, if any, of the Securities that remain outstanding following the completion of the Offers.

Section 12 Legal Matters; Regulatory Approvals.

The Company is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Securities as contemplated by the Offers. Nor is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Securities by the Company as contemplated by the Offers other than those that have been obtained. Should any approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for purchase of or payment for Securities tendered under the Offers pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of the Company under the Offers to accept for purchase and pay for Securities is subject to conditions. See Section 6.

Section 13 U.S. Federal Income Tax Consequences.

The following discussion is a summary of certain U.S. federal income tax consequences relating to the Offers to tendering U.S. Holders and Non-U.S. Holders (as defined herein), and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with tax consequences to tendering holders who hold their Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not cover all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that are “controlled foreign corporations” or “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to Securities being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that hold Securities as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, and U.S. Holders (as defined herein) whose functional currency is not the U.S. dollar, “qualified foreign pension funds” as described in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the provisions of the Code.

Furthermore, this summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Securities that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of Securities that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

If an entity classified as a partnership for U.S. federal income tax purposes holds Securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding Securities are urged to consult their tax advisors.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Securities to the Company pursuant to the Offers or that any such position will not be sustained.

This discussion of certain U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of Securities. Holders are advised to consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

Tax Consequences to U.S. Holders

A sale of Securities for cash pursuant to the Offers will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in either of the Offers will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Securities or as receiving a distribution from the Company with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such broker or paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment.

Under Section 302 of the Code, a sale of Securities for cash by a U.S. Holder pursuant to the Offers will be treated as a “sale or exchange” of Securities for U.S. federal income tax purposes, rather than as a distribution with respect to the Securities held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s equity interest in the Company, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Securities by a U.S. Holder pursuant to either of the Offers will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of the Company’s outstanding preferred or common shares (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of the Company’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Securities by a U.S. Holder pursuant to either of the Offers will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a U.S. Holder of Securities meets this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of Securities tendered by such Holder and each of the other Holders of Securities.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Securities), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion may apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Securities to the Company pursuant to either of the Offers.

Each U.S. Holder should be aware that, because proration may occur in the Offers, even if all the Securities actually and constructively owned by a U.S. Holder are tendered pursuant to either of the Offers, fewer than all of these shares may be purchased by the Company. Thus, proration may affect whether the sale of Securities by a U.S. Holder pursuant to either of the Offers will be treated as a “sale or exchange.”

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including cash received that is attributable to accrued but undeclared dividends, but excluding cash attributable to declared but unpaid dividends, which would be taxable in the manner described below under “— Distribution Treatment”) and such U.S. Holder’s tax basis in the Securities tendered. Generally, a U.S. Holder’s tax basis for the Securities tendered will be equal to the cost of the Securities to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Securities exceeds one year as of the date of the sale pursuant to the Offers. In the case of a non-corporate U.S. Holder, long-term capital gain on Securities held for more than one year is currently subject to a reduced rate of tax. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Securities (i.e., Securities acquired by the U.S. Holder at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Securities it wishes to tender in the event that less than all of its Securities are tendered.

Distribution Treatment.

If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Securities pursuant to either of the Offers will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to either of the Offers will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received, and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Securities for more than one year as of the date of sale pursuant to the Offers.

Any distribution treated as a dividend will generally constitute “qualified dividend income” that is subject to taxation at a maximum rate of 20% for non-corporate U.S. Holders provided certain holding period requirements are met. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Securities.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Securities exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; however, where the remaining shares owned consist of more than one class (e.g., common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Securities may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

Tax Consequences to Non-U.S. Holders

Sale or Exchange Treatment.

Subject to the discussion below concerning effectively connected income and FATCA and the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of Securities pursuant to either of the Offers (except to the extent of any cash attributable to declared but unpaid dividends, which would be treated as a distribution that is subject to the rules set forth below under “Distribution Treatment”), unless:

•

the Securities that are exchanged constitute a “U.S. real property interest” by reason of both our status as a USRPHC (defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Securities or the period that the you owned the Securities and you satisfying certain ownership requirements;

•

the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States; or

•	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met,

With respect to the first bullet above, generally, a corporation is a “US real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we currently are, or have been during the applicable period, a USRPHC.

If you are a Non-U.S. Holder described in the second bullet above, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—Tax Consequences to U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities pursuant to either of the Offers, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

If you are a Non-U.S. Holder described in the third bullet above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations.

Although you may satisfy one of the Section 302 tests described above, if a broker or other paying agent is unable to determine whether sale or exchange treatment should apply to you, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of the Company’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below under “—Distribution Treatment”). In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 3) generally will not apply to amounts subject to the withholding tax described below.

Distribution Treatment.

If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your Securities. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Securities will be determined in the manner described above for U.S. Holders (see discussion under “—U.S. Holders—Distribution Treatment”). Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty. To obtain a reduced rate of withholding under an tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable tax treaty.

If income or gain on the Securities is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities in either of the Offers, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) and related IRS guidance concerning FATCA impose a 30% U.S. withholding tax on dividends made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of Securities on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. We will not pay any additional amounts to holders of Securities in respect of any amounts withheld. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules.

Information Reporting and Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offers.

Holders who do not Participate in the Offers

Holders who do not participate in the Offers generally will not incur any U.S. federal income tax liability as a result of the consummation of the Offers. However, in the event that the payment by us for any purchase of Securities pursuant to either of the Offers is treated as a taxable dividend to a Holder rather than as a sale or exchange, the other Holders, including the Holders who do not participate in the Offers, could be deemed to have received taxable stock distributions under certain circumstances. Holders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Securities pursuant to either of the Offers.

Section 14 Accounting Treatment.

Upon the settlement of the Offers, the carrying value of the Securities repurchased will be removed from the preferred stock account within stockholders’ equity, and the difference between the repurchase price and the carrying value of each Security repurchased (net of issuance costs) will be recorded as a change to net income to arrive at net income available to common stockholders.

Section 15 Extension of the Offers; Termination; Amendment.

The Company expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which either of the Offers are open and thereby delay acceptance for purchase of, and payment for, any Securities by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. The Company also expressly reserves the right to terminate the Offers and not accept for purchase or pay for any Securities not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for Securities upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. The Company’s reservation of these rights to delay payment for Securities that it has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of the Offers. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offers to holders of Securities or by decreasing or increasing the Aggregate Maximum Repurchase Amount. Amendments to the Offers may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offers will be disseminated promptly to holders of Securities in a manner reasonably designed to inform holders of Securities of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If the Company materially changes the terms of the Offers or the information concerning the Offers, the Company will extend the Offers to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offers must remain open following material changes in the terms of the Offers or information concerning the Offers (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

the Company increases or decreases the price to be paid for the Securities, the Retail Processing Fee for the Securities, or the Maximum Aggregate Purchase Price in the Offers (except that we may purchase an additional 2% of the outstanding Securities without extending the Offers in accordance with Rule 13e-4(f)), and

•

the Offers are scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offers will be extended until the expiration of such ten business day period.

Section 16 Fees and Expenses.

The Company has retained Barclays Capital Inc., Citigroup Global Markets Inc. and Mizuho Securities USA LLC to act as the Dealer Managers and Global Bondholder Services Corporation to act as the Information Agent and as the Tender Agent in connection with the Offers. The Information Agent may contact holders of Securities by electronic mail, telephone, and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Securities to forward materials relating to the Offers to beneficial owners. The Dealer Managers, the Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for specified reasonable out-of-pocket expenses. The Dealer Managers, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offers, including certain liabilities under the U.S. federal securities laws. The Dealer Managers or their affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which, they have received customary fees and reimbursements of expenses.

Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of Securities will be eligible to receive a Retail Processing Fee from the Company equal to $2.50 per $1,000 liquidation preference validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company after proration, except for any Securities tendered by a Retail Processing Dealer for its own account. The Retail Processing Fee will only be paid to each Retail Processing Dealer in respect of beneficial owners submitting Series B Preferred Stock or Series A Preferred Stock equaling an aggregate liquidation preference amount of $250,000 or less.

The Retail Processing Fee will only be paid to each Retail Processing Dealer that has sent a signed and completed Retail Processing Dealer Form to the Tender Agent and provided all necessary information. In addition, the Company reserves the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any retail processing fee payment claims.

Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your Securities to submit a Retail Processing Dealer Form on your behalf.

The Company will pay any Retail Processing Fee to each Retail Processing Dealer (including the Dealer Manager acting as Retail Processing Dealer) whose name appears in the Retail Processing Dealer Form provided for that purpose. No such fee, however, will be paid with respect to Securities tendered, directly or indirectly, by Retail Processing Dealers for their own account and under no circumstances will such fee be remitted, in whole or in part, by a Retail Processing Dealer to the relevant retail beneficial owner of the tendered Securities. The fees will be paid only if the applicable Offer is consummated and only if the Retail Processing Dealer Form is received by the Tender Agent on or prior to the Expiration Date, and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for Securities under such Offer. Inquiries regarding the Retail Processing Fee may be directed to the Tender Agent.

No person may receive the Retail Processing Fee unless such person (a) is (i) a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), (ii) a foreign broker or dealer not eligible for membership in FINRA which agrees to conform to FINRA’s Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a FINRA member or (iii) a bank or trust company legally authorized to receive such fees and (b) covenants and agrees that under no circumstances will such fee be remittal, in whole or in part, to the relevant retail beneficial owner of the tendered Securities.

Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. Neither the Company nor the Dealer Manager will be responsible for making such distribution or for ensuring that DTC participants make such distribution.

No fees or commissions will be payable by the Company to brokers, dealers, commercial banks or trust companies (other than Retail Processing Fees and fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Securities under the Offers. Investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees should consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Securities tender Securities through such brokers or banks and not directly to the Tender Agent. The Company, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company, dealer manager, information agent, or tender agent for purposes of the Offers. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Securities, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 17 Rule 14e-4 “Net Long Position” Requirement.

It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless, at the time of tender and at the end of the proration period or period during which the securities are accepted by lot (including any extensions of such period), the person so tendering their securities (i) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (ii) will deliver or cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Securities in either of the Offers under any of the procedures described above will constitute the tendering holder’s representation and warranty that (i) such holder has a net long position in the Securities being tendered pursuant to the applicable Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Securities complies with Rule 14e-4.

The tender of Securities, pursuant to any of the procedures described above, will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the applicable Offer.

Section 18 Miscellaneous.

The Company is not aware of any jurisdiction where the making of the Offers is not in compliance with applicable law, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. If the Company becomes aware of any jurisdiction where the making of the Offers or the acceptance of Securities pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Company will not make the Offers to the holders of Securities in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

The Company’s Board of Directors has approved the Offers. However, neither the Company nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. The Company has not authorized any person to give any information or to make any representation in connection with the Offers other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Company or the Information Agent.

The Dealer Managers for the Offers are:

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Attention: Liability Management Group (800) 438-3242 (toll-free) (212) 528-7581 (collect) Email: us.lm@barclays.com	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10020 Attention: Liability Management (866) 271-7403 (toll-free) (212) 205-7562 (collect)

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention: Liability

Management Group

(800) 558-3745 (toll-free)

(212) 723-6106 (collect)

Email:

ny.liabilitymanagement@citi.com

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Securities or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offers is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Email

contact@gbsc-usa.com

By Mail, Overnight Courier or by Hand:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Please contact the Dealer Managers with questions regarding the terms of the Offers at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal, or other documents related to the Offers at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers. Please contact the Tender Agent at the contact information set forth above to confirm delivery of Securities.

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free: 855-654-2015

Email: contact@gbsc-usa.com